EXHIBIT 99.1

 Marty Zweig Relinquishes Chairmanship of Zweig Closed-End Funds, Will Continue
               to Provide Investment Management Services to Funds

10/25/02 3:22pm

            NEW YORK--(BUSINESS WIRE)--Oct. 25, 2002--The boards of directors of The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc. (NYSE closed-end funds: ZF and ZTR) announced today that Dr. Martin E. Zweig has informed them that he wishes to relinquish his roles as chairman of the boards and officer of the funds as of November 30. However, Dr. Zweig has made it clear that he and Zweig Consulting Group will continue to provide sub-advisory services, including asset allocation advice, to both of the Zweig closed-end funds.

            Philip R. McLoughlin, former chief executive officer, Phoenix Investment Partners, Ltd., will become chairman of the Zweig closed-end fund boards, effective November 30. Mr. McLoughlin serves on the boards of over 40 funds advised by affiliates of Phoenix Investment Partners, which acquired the Zweig closed-end funds in 1999.

            Dr. Zweig said, "I've been working closely with Phil McLoughlin and Phoenix for close to four years. I feel it is now time to turn the administration of the funds to Phil McLoughlin's capable leadership, especially since I prefer to concentrate on market and economic analysis, and on the asset allocation of the funds, which I will continue to do, just as I have for the past 16 years."

            Said Mr. McLoughlin, "Under Marty's leadership, both funds have performed consistently well relative to other vehicles in a difficult market. I am delighted to continue our close working relationship. We are pleased that Marty will continue to provide his market, economic and asset allocation advice to these funds."

            The Zweig Fund, Inc. (NYSE: ZF) is a closed-end fund with an objective of increasing capital primarily through investment in equity securities. The Fund also seeks to preserve capital through the use of certain hedging and market timing techniques designed to eliminate unnecessary risk. The Zweig Total Return Fund, Inc. (NYSE: ZTR) is a closed-end fund with an objective to seek the highest total return, consisting of capital appreciation and current income, consistent with the preservation of capital.

            The Zweig closed-end funds are not affiliated with the private hedge funds managed by Zweig-DiMenna Associates, Inc.